Exhibit 12
                  U S WEST Financial Services, Inc.
                  RATIO OF EARNINGS TO FIXED CHARGES
                        (Dollars in Thousands)

                                                    Quarter Ended
                                                 3/31/98    3/31/97
------------------------------------------       --------   --------
Income before income taxes                     $    1,025 $    6,671
Interest expense                                    7,729      5,424
Interest factor on rentals (1/3)                        2         21
                                                 --------  --------
Earnings                                       $    8,756 $   12,116

Interest expense                               $    7,729 $    5,424
Interest factor on rentals (1/3)                        2         21
                                                 --------  --------
Fixed charges                                  $    7,731 $    5,445

Ratio of earnings to fixed charges                   1.13       2.23
------------------------------------------       --------   --------




A Termination Agreement and Guarantee was entered into on June 24, 1994 between U S WEST, Inc. and U S WEST Capital Corporation and U S WEST Financial Services, Inc. (USWFS). The Agreement terminates the Support Agreement dated January 5, 1990 whereby U S WEST, Inc. agreed to provide financial support to USWFS. The Agreement provides replacement financial support in the form of a direct guarantee by U S WEST of all outstanding indebtedness of USWFS.